UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2005

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective as of January 14, 2005, BearingPoint, Inc. (the “Company”) appointed Joseph Corbett as Executive Vice President and Chief Financial Officer of the Company.

Mr. Corbett will receive base cash compensation at an annual rate of $500,000, and additional cash compensation of $300,000 to be paid ratably through May 31, 2005, will be eligible to participate with other senior executives in an incentive pay plan to be established for senior executives (or, in the absence of such a plan, based on individual and Company performance goals), and will receive a non-qualified stock option grant to purchase up to 200,000 shares of common stock of the Company at an exercise price equal to $7.75, the closing per share price of the Company’s common stock on the New York Stock Exchange on January 14, 2005. The options vest in three equal annual installments commencing on January 14, 2006 except that upon the occurrence of a Termination Event (as defined below), an amount equal to the number of unvested stock options which would have vested at the end of the twelve month period from the date of grant will automatically vest, and otherwise in accordance with the terms of the Company’s standard option agreement. In addition, if during the first 18 months of his employment, the Company terminates, or constructively terminates Mr. Corbett’s employment under certain circumstances (collectively, a “Termination Event”), Mr. Corbett will receive a lump sum cash payment of $800,000 (the “Termination Payment”) and a continuation of health benefits for up to one year.

Managing Director Agreement

The Company and Mr. Corbett have entered into a Managing Director Agreement, dated as of January 14, 2005. Pursuant to a managing director agreement, the Company provides severance benefits for terminations by the Company of its managing directors, including Mr. Corbett. Severance benefits are not provided for discharge for cause. Generally, severance pay is equal to six months’ salary, except that no severance will be paid to Mr. Corbett if he receives the Termination Payment described above.

Special Termination Agreement

The Company and Mr. Corbett entered into a Special Termination Agreement, dated as of January 14, 2005. The Company generally enters into special termination agreements (each, a “Termination Agreement”) with each of its executive officers, including Mr. Corbett. The purpose of the Termination Agreement is to ensure that these executives are properly protected in the event of a Change of Control of the Company (as defined in the Termination Agreement), thereby enhancing our ability to hire and retain key personnel. The term of the Termination Agreement is two years (subject to potential one-year extensions) or, if later, two years after a Change of Control. The protective provisions of the Termination Agreement become operative only upon a Change of Control or, in certain circumstances, in anticipation of a Change of Control. For a description of the general terms of the Termination Agreement, see the Company’s Form 10-K for the transition period from July 1, 2003 to December 31, 2003 under the heading “Employment Contracts and Termination of Employment and Change of Control Arrangements – Special Termination Agreements,” which is incorporated herein by reference.

Item 5.02(c) Appointment of Principal Officer

Effective as of January 14, 2005, the Company appointed Joseph Corbett as Executive Vice President and Chief Financial Officer of the Company.

Since October 2004 and prior to his appointment as Chief Financial Officer of the Company, Mr. Corbett, age 45, was an independent consultant providing services primarily to a private equity firm and to the Company. From March 1995 to September 2004, Mr. Corbett served in a number of leadership roles for Intelsat, Ltd. and INTELSAT, the predecessor organization to Intelsat, Ltd. (together, “Intelsat”), a global satellite communications provider. In April 2004, Mr. Corbett resigned as the chief financial officer of Intelsat but remained on as a senior advisor to the chief executive officer to provide transition services. He left on September 30, 2004. From September 1998 to March 2004, he was the chief financial officer of Intelsat, where he was responsible for corporate and operational finance and accounting, financial and SEC reporting, investor relations, mergers and acquisitions and internal audit. He led all financial operations, including its transition in 2001 to a private company with customers in more than 200 countries and its initial and follow-on access to the US public debt markets. From March 1995 to September 1998, he was Intelsat’s controller. Prior to working at Intelsat, Mr. Corbett worked at KPMG from 1982-1994 and at NVR, Inc. from 1994 until joining Intelsat in 1995.

For a brief description of the material terms of the employment arrangement between Mr. Corbett and the Company, see Item 1.01 of this report, which is incorporated by reference into this Item 5.02(c).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2005	BearingPoint, Inc.

	By:	/s/ David W. Black
David W. Black
Executive Vice President, General Counsel and Secretary